As filed with the U.S. Securities and Exchange Commission on February 8, 2023

Registration No. 333-269488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Atlas Energy Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	1400	88-0523830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

(512) 220-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Turner

President and Chief Financial Officer

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

(512) 220-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams Thomas G. Zentner Vinson & Elkins L.L.P. 200 West 6th Street, Suite 2500 Austin, Texas 78701 (512) 542-8400	David J. Miller Monica E. White Latham & Watkins LLP 301 Congress Avenue, Suite 900 Austin, Texas 78701 (737) 910-7300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-269488) is being filed solely to amend each of Item 13 and Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Items 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$11,020
FINRA filing fee		14,850
NYSE listing fee			*
Accounting fees and expenses			*
Directors’ & officers’ liability insurance premiums			*
Legal fees and expenses			*
Printing and engraving expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*	To be provided by amendment

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we will enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with its future directors.

The proposed form of underwriting agreement, to be filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In connection with our incorporation on February 3, 2022 under the laws of the State of Delaware, we issued 1,000 shares of our Class A common stock to Atlas LLC for an aggregate purchase price of $10.00. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. These shares will be redeemed for nominal value in connection with our reorganization.

Further, pursuant to the terms of certain reorganization transactions that will be completed prior to the closing of this offering, as described in further detail under “Corporate Reorganization,” we will issue shares of Class B common stock to certain of the Legacy Owners. Such issuances will not involve any underwriters, underwriting discounts or commissions or a public offering, and we believe that each such issuance will be exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

+1.1	Form of Underwriting Agreement.

+2.1	Form of Master Reorganization Agreement.

**3.1	Certificate of Incorporation of Atlas Energy Solutions Inc.

*3.2	Form of Amended and Restated Certificate of Incorporation of Atlas Energy Solutions Inc.

**3.3	Bylaws of Atlas Energy Solutions Inc.

*3.4	Form of Amended and Restated Bylaws of Atlas Energy Solutions Inc.

**4.1	Form of Class A Common Stock Certificate.

+4.2	Form of Registration Rights Agreement.

**5.1	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

+10.1†	Form of Atlas Energy Solutions Inc. Long Term Incentive Plan.

*10.2	Form of Indemnification Agreement.

+10.3	Form of Stockholders’ Agreement.

+10.4	Form of Amended and Restated Limited Liability Company Agreement of Atlas Sand Operating, LLC.

+10.5	ABL Credit Agreement, dated as of December 14, 2018, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

+10.6	Limited Waiver and First Amendment to the ABL Credit Agreement, dated as of June 4, 2019, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

+10.7	Second Amendment to the ABL Credit Agreement, dated as of October 22, 2019, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

+10.8	Third Amendment to the ABL Credit Agreement, dated as of April 13, 2020, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

+10.9	Fourth Amendment to the ABL Credit Agreement, dated as of March 23, 2021, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

+10.10	Fifth Amendment to the ABL Credit Agreement, dated as of October 20, 2021, among Atlas Sand Company, LLC, as borrower, the lender parties thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.

Exhibit Number	Description

**10.11	Credit Agreement, dated October 20, 2021 by and between Atlas Sand Company, LLC, as borrower, and Stonebriar Commercial Finance, LLC as lender.

*10.12#	Mining Lease Agreement, dated as of December 15, 2017, by and between the Sealy & Smith Foundation and Atlas Sand Company, LLC.

*21.1	List of subsidiaries of Atlas Energy Solutions Inc.

**23.1	Consent of Ernst & Young LLP, independent registered public accounting firm to Atlas Energy Solutions Inc.

**23.2	Consent of Ernst & Young LLP, independent registered public accounting firm to Atlas Sand Company, LLC.

**23.3	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

**23.4	Consent of John T. Boyd Company, independent mining engineers and geologists.

**23.5	Consent of Stacy Hock.

**23.6	Consent of Gayle Burleson.

**23.7	Consent of Mark P. Mills.

**23.8	Consent of Robb L. Voyles.

**23.9	Consent of Gregory M. Shepard.

**23.10	Consent of Douglas G. Rogers.

**23.11	Consent of A. Lance Langford.

**23.12	Consent of Stephen C. Cole.

**24.1	Power of Attorney (included on the signature page of the initial filing of the Registration Statement).

**99.1	John T. Boyd Company Summary of Reserves at December 31, 2021.

**107	Calculation of Filing Fee Table.

*	Filed herewith.
**	Previously filed.
+	To be filed by amendment.
†	Compensatory plan or arrangement
#	Certain portions of this exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on February 8, 2023.

ATLAS ENERGY SOLUTIONS INC.

By:	/s/ Ben M. Brigham
Name:	Ben M. Brigham
Title:	Executive Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below on February 8, 2023.

Name	Title

/s/ Ben M. Brigham	Executive Chairman, Chief Executive Officer and Director
Ben M. Brigham	(Principal Executive Officer)

/s/ John Turner	President and Chief Financial Officer
John Turner	(Principal Accounting and Financial Officer)